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                                                                    EXHIBIT 12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Mellon Financial Corporation (and its subsidiaries)
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                                                                                                         Quarter ended
                                                                                                            March 31,
(dollar amounts in millions)                                                                        2000               1999
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
Income before income taxes and impact of accounting change                                          $398               $363  (a)
Fixed charges: interest expense (excluding interest on deposits), one-third of rental expense net of income from subleases, trust-preferred securities expense
  and amortization of debt issuance costs                                                            148                155
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       Total earnings (as defined), excluding interest on deposits                                   546                518
Interest on deposits                                                                                 233                221
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       Total earnings (as defined)                                                                  $779               $739
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Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                                                                    3.69               3.34  (a)
  Including interest on deposits                                                                    2.04               1.97  (a)
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(a)  The ratio of earnings (as defined) to fixed charges for the quarter ended
     March 31, 1999, exclude from earnings (as defined) an $83 million pre-tax net gain from divestitures. Had these computations included the net gain from divestitures, the ratio of earnings (as defined) to fixed charges would have been 3.88 excluding interest on deposits and 2.19 including interest on deposits.